Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	April 1, 2003 - April 30, 2003
Payment Date	05/27/03

Aggregate Amount Collected for the Collection Period
	Interest	$2,951,442.56
	Principal Collections	$40,607,864.85
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i )	Enhancer Premium		$114,791.67
(ii)	Noteholder’s Interest		$1,427,111.11
(iii)	Principal Collections to Funding Account		$7,378,457.81
(iv)	Excess Spread (during Revolving)		$—
(v )	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances
	Beginning Note Balance		$950,000,000.00
	Ending Note Balance		$850,000,000.00
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$945,042,072.11
	Ending Pool Balance		$937,663,614.30
		Change	$7,378,457.81
	Beginning Principal Balance		$945,042,072.11
	Ending Principal Balance		$937,663,614.30
		Change	$7,378,457.81
	Additional Draws		$33,229,556.27
	Beginning Additional Balance		$5,208,950.19
	Additional Balance Increase (Draws less Payments less Funding)		$(1,393,271.81)
	Ending Additional Balance Increase Amount		$3,815,678.38

Delinquencies
	#		$
Two statement cycle dates:		7		$346,830.63
Three statement cycle dates:		5		$129,556.45
Four statement cycle dates:		4		$221,909.34
Five statement cycle dates:		1		$10,317.58
Six statement cycle dates:		3		$41,106.82
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		1		$149.23
Other Information
Gross WAC for Collection Period				4.216%
Net WAC Rate for Collection Period				3.566%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$19,766,744.53
Beginning Capitalized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$27,145,202.34
Overcollateralization Amount (Beginning)				$14,808,816.64
Overcollateralization Target				$14,291,106.82
Overcollateralization Amount (Ending)				$14,808,816.64
Certificate Balance				$3,815,678.38
Gross CPR (1 mo. Annualized)				40.965%
Net CPR (1 mo. Annualized)				8.977%
Draw Rate (1 mo. Annualized)				34.919%
WAM				222.72
AGE				10.06

Wachovia Bank, National Association
as Servicer